Exhibit 99.1

Imara Reports Full Year 2020 Financial Results and Business Highlights

Significant progress advancing IMR-687 as an oral, once-a-day potentially disease modifying treatment for sickle cell disease and beta-thalassemia

Reports new Phase 2a open label extension clinical trial data

Company to host conference call and live webcast today at 8:30 a.m. ET

BOSTON, Mar. 5, 2021 – Imara Inc. (Nasdaq: IMRA), a clinical-stage biopharmaceutical company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin, today reported financial results for the year ended December 31, 2020 and reviewed recent business highlights.

“2020 was a pivotal year for Imara during which we advanced IMR-687 into global Phase 2b clinical trials for sickle cell disease and beta-thalassemia, reported clinical data supporting IMR-687 as a novel treatment for sickle cell disease and were granted important regulatory designations for IMR-687. We also launched our Real Impact Grant initiative to support local community-based organizations serving patients and families affected by rare blood disorders.  In addition, we initiated preclinical studies of IMR-687 in heart failure with preserved ejection fraction and are currently developing a Phase 2 protocol for potential clinical development in this indication,” said Rahul Ballal, Ph.D., President and Chief Executive Officer of Imara. “We also successfully completed an initial public offering, raising gross proceeds of $86.5 million, and strengthened our leadership team with key hires.”

Dr. Ballal continued, “We have been building on this progress in 2021, including reporting topline results from our Phase 2a clinical trial in January and today’s disclosure of preliminary data from our ongoing Phase 2a open label extension trial. Later this year, we expect to report further data from the Phase 2a trials as well as interim data from the Ardent and Forte Phase 2b clinical trials of IMR-687 in sickle cell disease and beta-thalassemia, respectively.”

Recent Corporate Highlights and Updates

•

Reporting Additional Data from Phase 2a Open Label Extension (OLE) Clinical Trial: Imara conducted a review of 24 patients enrolled in its OLE clinical trial as of December 31, 2020, including data from approximately 12 patients who have completed at least four months of treatment on the OLE clinical trial. Preliminary data from these patients demonstrated a mean absolute increase in fetal hemoglobin (HbF) and F-cells after four months of treatment. In addition, updates to two case narratives initially presented in the third quarter of 2020 showed sustained improvements over baseline in HbF and F-cells, as well as favorable trends in reported vaso-occlusive crises.

Additional details can be found in the Company’s Annual Report on Form 10-K, which is expected to be filed with the U.S. Securities and Exchange Commission this morning.

•

Reported Phase 2a Clinical Data for IMR-687 in SCD: Imara reported topline results from its Phase 2a clinical trial of IMR-687 in adult patients with SCD in January 2021.  The data from this completed clinical trial demonstrated that IMR-687 was well-tolerated as a monotherapy and in combination with hydroxyurea. As part of the safety analysis, promising reductions in the rate of vaso-occlusive crises/sickle cell-related pain crises,  were observed in certain monotherapy IMR-687 treated patients versus placebo.

•

Phase 2b Clinical Trials Progressing: Imara plans to report interim data from both the Ardent Phase 2b SCD clinical trial of IMR-687 and the Forte Phase 2b beta-thalassemia clinical trial of IMR-687 in the second half of 2021, when 33 and 30 patients, respectively, have completed 24 weeks of treatment.

•

Initiation of Pediatric Clinical Program on Track for the First Half of 2021: Imara anticipates initiating a pediatric clinical program of IMR-687 in SCD in the first half of 2021. Imara expects to conduct a Phase 1/2 clinical trial in adolescents (12-17 years old) comprised of a single ascending dose phase, followed by a 36-week multiple dose expansion phase. In December 2020, the Company held a Type C meeting with the FDA during which the agency expressed alignment with the overall clinical trial design and indicated the study could be submitted with the adult study data in the same new drug application (NDA).

•

Expanded Leadership Team: Imara expanded its leadership team with the appointments of Kenneth Attie, M.D. as Senior Vice President and Chief Medical Officer and Lynette Hopkinson as Senior Vice President of Regulatory. Prior to joining Imara, Dr. Attie served as Vice President of Medical Research at Acceleron Pharma, and Ms. Hopkinson served as Vice President, Global Head of Cystic Fibrosis Regulatory Strategy and Commercial Regulatory Affairs at Vertex Pharmaceuticals.

Full Year 2020 Financial Results

•	Cash Position: Cash, cash equivalents and investments were $88.2 million as of December 31, 2020, as compared to cash, cash equivalents and investments of $28.9 million as of December 31, 2019.

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Research and Development Expenses: Research and development expenses were $32.2 million for the year ended December 31, 2020, as compared to $19.0 million for the year ended December 31, 2019. The increase of $13.1 million was primarily related to the development and manufacturing of clinical materials, clinical research and oversight of the Company’s clinical trials and investigative fees related to the development of IMR-687, as well as increased personnel-related and other research and development operating costs.

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General and Administrative Expenses: General and administrative expenses were $9.5 million for the year ended December 31, 2020, as compared to $5.1 million for the year ended December 31, 2019. The increase of $4.4 million was primarily due to increased personnel-related and other general and administrative operating costs as a result of operating as a public company.

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Net Loss Attributable to Common Stockholders: Net loss attributable to common stockholders was $49.2 million, or $3.53 per share, for the year ended December 31, 2020, as compared to a net loss of $23.5 million, or $33.40 per share, for the year ended December 31, 2019.

Financial Guidance

The Company currently expects that its full-year 2021 research and development expenses will range between $50 million and $55 million and that its full-year 2021 general and administrative expenses will range between $12 million and $14 million. The Company expects that its cash, cash equivalents and investments as of December 31, 2020, will be sufficient to enable it to fund its planned operations into mid-2022.

Conference Call and Webcast Information

Imara will host a conference call and live webcast today at 8:30 a.m. ET to discuss its full year 2020 financial results and other business updates.

The live webcast will be available under "Events and Presentations" in the Investors section of the Company's website at imaratx.com. The conference call can be accessed by dialing +1 (833) 519-1307 (U.S. domestic) or +1 (914) 800-3873 (international) and referring to conference ID 1368162. A replay of the webcast will be archived on the Imara website following the presentation.

About Imara

Imara Inc. is a clinical-stage biotechnology company dedicated to developing and commercializing novel therapeutics to treat patients suffering from rare inherited genetic disorders of hemoglobin. Imara is currently advancing IMR-687, a highly selective, potent small molecule inhibitor of PDE9 that is an oral, once-a-day, potentially disease-modifying treatment for sickle cell disease and beta-thalassemia. IMR-687 is being designed to have a multimodal mechanism of action that acts on red blood cells, white blood cells, adhesion mediators and other cell types. For more information, please visit www.imaratx.com.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements relating to (i) the timing for reporting and the quality of data from the Company’s ongoing OLE clinical trial and Phase 2b clinical trials in patients with sickle cell disease and beta-thalassemia and the reporting of additional data on the completed Phase 2a clinical trial in SCD, (ii) the design and timing of the Company’s plans regarding a pediatric program for IMR-687 in patients with sickle cell disease, (iii) the Company’s development plans for IMR-687 in heart failure with preserved ejection fraction; (iv) the Company’s beliefs regarding the strength of its clinical data, the therapeutic potential of IMR-687 and advancement of its clinical program, and (v) financial guidance regarding the Company’s projected operating expenses and sufficiency of the Company’s capital resources to fund its operations into mid-2022. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the impact of extraordinary external events, such as the risks and uncertainties resulting from the impact of the COVID-19 pandemic on the Company’s business, operations, strategy, goals and anticipated milestones, including its ongoing and planned research activities and ability to enroll, dose and readout data from its open label extension clinical trial of IMR-687 in sickle cell disease and its Phase 2b clinical trials of IMR-687 in sickle cell disease and beta-thalassemia; the Company’s ability to advance the development of IMR-687 under the timelines it projects in current and future clinical trials, demonstrate in any current and future clinical trials the requisite safety and efficacy of IMR-687; and other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission and in other filings that the Company makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:

Gina Nugent

Ten Bridge Communications

617-460-3579

gina@tenbridgecommunications.com

Investor Contact:

Michael Gray

617-835-4061

mgray@imaratx.com

IMARA INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)
(Unaudited)

	December 31, 2020	December 31, 2019
Cash, cash equivalents and investments	$88,222	$28,907
Working capital(1)	84,158	26,426
Total assets	90,842	33,298
Total liabilities	6,407	4,382
Convertible preferred stock	—	77,764
Accumulated deficit	(96,113)	(54,753)
Total stockholders’ equity (deficit)	84,435	(48,848)

(1)	Working capital is defined as current assets less current liabilities.

IMARA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)
(Unaudited)

	Years ended December 31,
	2020	2019
Operating expenses:
Research and development	$32,154	$19,009
General and administrative	9,544	5,107
Total operating expenses	$41,698	$24,116
Loss from operations	(41,698)	(24,116)
Total other income:
Interest income	483	578
Other income (expense)	(145)	75
Total other income, net	$338	$653
Net loss	$(41,360)	$(23,463)
Accretion of Series B convertible preferred stock	(7,858)	—
Net loss attributable to common stockholders—basic and diluted	$(49,218)	$(23,463)
Net loss per share applicable to common stockholders—basic and diluted	$(3.53)	$(33.40)
Weighted-average common shares outstanding—basic and diluted	$13,924,730	$702,455